UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2013

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA		15275
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 877-950-7473

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Tender Offer for 8  3/4% Senior Notes due 2018; Supplemental Indenture

On January 28, 2013, Atlas Pipeline Partners, L.P. (“Atlas”) commenced a tender offer to purchase for cash any and all of its outstanding $365.8 million aggregate principal amount of 8  3/4% Senior Notes due 2018 (the “2018 Notes”), upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 28, 2013. Concurrently with the tender offer, and on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, Atlas commenced a solicitation of consents of holders of the 2018 Notes to authorize the elimination of most of the restrictive covenants and certain of the events of default contained in the indenture governing the 2018 Notes (the “2018 Indenture”). The consent solicitation expired at 5:00 p.m., New York City time, on February 8, 2013.

On February 11, 2013, Atlas issued a press release announcing the initial results of the tender offer and consent solicitation for the 2018 Notes. Atlas announced that holders of approximately $268.4 million aggregate principal amount of the 2018 Notes (approximately 73.4%) validly tendered their 2018 Notes as of the expiration of the consent solicitation and are deemed to have validly delivered the requisite consents for the proposed amendments to the 2018 Indenture. On February 11, 2013, Atlas accepted for purchase all such 2018 Notes validly tendered as of the expiration of the consent solicitation.

In connection with Atlas’s receipt of the requisite consents to the proposed amendments to the 2018 Indenture described above, Atlas and Atlas Pipeline Finance Corporation (“Finance Co,” and together with Atlas, the “Issuers”), and U.S. Bank National Association, as trustee, entered into a Supplemental Indenture amending and supplementing the 2018 Indenture, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Offering of 5 7/8% Senior Notes due 2023; Indenture

On February 11, 2013, the Issuers completed the issuance and sale of $650 million of their 5 7/8% Senior Notes due 2023 (the “2023 Notes”). The 2023 Notes were offered and sold in a private transaction under Rule 144A and Regulation S of the Securities Act of 1933, as amended, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act. The 2023 Notes are unconditionally guaranteed by Atlas’s existing restricted subsidiaries (other than Finance Co, Atlas Pipeline Mid-Continent WestOk, LLC, Atlas Pipeline Mid-Continent WestTex, LLC and Centrahoma Processing, LLC) and any future subsidiary that guarantees Atlas’s indebtedness or the indebtedness of any other subsidiary (the “Guarantors”).

The 2023 Notes were sold in accordance with the previously reported purchase agreement (the “Purchase Agreement”) dated January 28, 2013, among the Issuers, the Guarantors and the initial purchasers named therein. The Issuers issued the 2023 Notes pursuant to an indenture dated as of February 11, 2013 among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “2023 Indenture”).

The Issuers and the Guarantors also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Initial Purchasers dated as of February 11, 2013. Under the Registration Rights Agreement, the Issuers and the Guarantors will cause to be filed with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the 2023 Notes for substantially identical notes that are registered under the Securities Act. The Issuers and the Guarantors will use their reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act. In addition, the Issuers and the Guarantors will use their reasonable best efforts to cause the exchange offer to be consummated not later than 360 days after the issuance of the Notes. Under some circumstances, in lieu of, or in addition to, a registered exchange offer, the Issuers and the Guarantors have agreed to file a shelf registration statement with respect to the 2023 Notes. The Issuers and the Guarantors are required to pay additional interest if they fail to comply with their obligations to register the Notes within the specified time periods.

This summary of the 2023 Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the agreements, copies of which are attached hereto as Exhibits 4.2 and 10.2 respectively.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in “Item 1.01. Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference.

Item 3.03. Material Modification to Rights of Security Holders.

The disclosure contained in “Item 1.01. Entry into a Material Definitive Agreement” is incorporated in this Item 3.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

4.1	Supplemental Indenture dated as of February 11, 2013, by and among the Issuers, the guarantors named therein and U.S. Bank National Association.

4.2	Indenture dated as of February 11, 2013, by and among the Issuers, the guarantors named therein and U.S. Bank National Association.

10.1	Registration Rights Agreement dated as of February 11, 2013, by and among the Issuers, the guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for itself and on behalf of the Initial Purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Pipeline Partners, L.P.
By: Atlas Pipeline Partners GP, LLC, its general partner

Date: February 12, 2013		/s/ Robert W. Karlovich, III
	Name:	Robert W. Karlovich, III
	Title:	Chief Financial Officer

Exhibit No.	Exhibit Description

4.1	Supplemental Indenture dated as of February 11, 2013, by and among the Issuers, the guarantors named therein and U.S. Bank National Association.

4.2	Indenture dated as of February 11, 2013, by and among the Issuers, the guarantors named therein and U.S. Bank National Association.

10.1	Registration Rights Agreement dated as of February 11, 2013, by and among the Issuers, the guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for itself and on behalf of the Initial Purchasers.